Exhibit 99.1

Contact: Rosa Vasquez, Investor Relations
Telephone:     (408) 542-1051
Facsimile:      (408) 542-1405
rosa.vasquez@catsemi.com

Catalyst Semiconductor Reports 4th Quarter and Fiscal 2007 Financial Results

SANTA CLARA, Calif. (June 14, 2007) — Catalyst Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable and analog/mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its fourth quarter and fiscal year ended April 29, 2007.

For the quarter ended April 29, 2007, Catalyst had a net loss of $457,000, or ($0.03) per share, on net revenues of $18.4 million.  This compares with net income of $270,000, or $0.02 per diluted share, on net revenues of $14.2 million in the fourth quarter ended April 30, 2006.  For the third quarter ended January 28, 2007, Catalyst reported net income of $111,000, or $0.01 per share, on net revenues of $16.4 million.

Total stock option-related compensation expense associated with the Company’s adoption of FAS123R at the beginning of this fiscal year was $500,000 for the fourth quarter and there was no corresponding expense in the fourth quarter of 2006. During the third quarter ended January 28, 2007, stock compensation expense was $557,000.

Net revenues from analog/mixed signal products were a record $1.9 million, or 10.3% of total revenues in the quarter ended April 29, 2007, up from $1.2 million, or 8.2% in the quarter ended April 30, 2006, and $1.3 million, or 8.0% of net revenues, in the quarter ended January 28, 2007.

Gross margin for the fourth quarter ended April 29, 2007 was 30.3%, compared with 34.9% in the same quarter a year ago, and 35.6% in the third quarter ended January 28, 2007. The gross margin decrease from the previous quarters is primarily attributable to a change in product mix, the write-off of inventories resulting from the Company’s shift to environmentally preferred lead-free products and migration to .35 micron technology.

Research & Development expense was $2.1 million in the fourth quarter, compared with $1.8 million in the same quarter a year ago, and $1.9 million in the third quarter ended January 28, 2007.  The increase from the year ago quarter is primarily due to stock compensation expense, while the increase from the third quarter is mainly attributable to higher salaries and benefits expenses.

Sales, General and Administrative expense was $4.0 million in the fourth quarter, compared with $3.4 million for the fourth quarter a year ago and $4.0 million for the third quarter ended January 28, 2007. The increase from the year ago quarter is principally attributable to compensation expense associated with stock option grants to sales, marketing and administrative personnel, as well as an increase in headcount in the sales and marketing organization.

Catalyst recorded a tax provision of $295,000, compared with a tax benefit of $216,000 in the quarter ended April 30, 2006. The increase from the year ago quarter mainly results from non-deductible stock option-related compensation expense. During the quarter ended January 28, 2007, the tax provision was $161,000.

Management Comments & Outlook

“The quarter was filled with several important highlights,” said Gelu Voicu, president and chief executive officer:

•                  We achieved our highest quarterly and annual revenue since the technology industry bubble burst at the end of  calendar year 2000;

•                  As a result of our successful migration to .35 micron technology, we were able to  ship a record number of units in the fourth quarter and for the full year; and,

•                  Mixed signal products saw their greatest progress to date, growing sequentially by 44.4% and reaching 10.3% of total revenues, which occurred on a strong increase in the total revenue base.

“We are pleased to see the traction gained by our mixed signal business, which generated $1.9 million in revenues, up from $1.3 million in each of the past two quarters.  This new and expanding product family hit a key milestone of representing at least 10.0% of total revenues in the fourth quarter.  At the same time, our new product line of Quad-Mode™ LED drivers is attracting more and more interest from well-known manufacturers of mobile devices with LCD displays, including cell phones, medical equipment, handheld devices, and GPS navigation systems.

“Our memory business also performed well during the fourth quarter. Our ability to support the record unit shipments behind our increased revenues was the direct result of our transition to .35 micron. I am also delighted to report that our Green & Gold environmental program has been executed successfully.”

12-Month Summary of Results

For the full fiscal year, Catalyst Semiconductor reported a net loss of $429,000, or ($0.03) per share, on net revenues of $66.4 million.  This compares with net income of $2.6 million, or $0.14 per diluted share, on net revenues of $60.2 million in fiscal 2006.

The total fiscal year 2007 stock compensation expense was $2.2 million. There was no corresponding expense in fiscal 2006.

As of April 29, 2007, Catalyst had cash, cash equivalents and short-term investments of $28.7 million, as compared to $29.1 million as of April 30, 2006.

Investor Conference Call

Catalyst will conduct a conference call regarding the fourth fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company’s Web site www.catsemi.com, or by dialing (877) 754-9851 (domestic only). International callers can dial (706) 643-1107. A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Eastern) on June 21, 2007 at the company’s Web site or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), entering reservation number 1601638 and following operator instructions.

About Catalyst Semiconductor

Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Santa Clara, California.  Catalyst is a leading supplier of high performance analog/mixed-signal solutions and nonvolatile memory products used in automotive, aircraft, telecommunications, computation, industrial and consumer markets.  The company designs and markets a broad range of analog/mixed-signal products such as LED Drivers, DC-DC Converters, GPI/O Expanders, Digitally Programmable Potentiometers (DPP™), Microcontroller Supervisory circuits and other analog/mixed-signal products.  Programmable products include Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, as well as NVRAM and low density Flash Memories.  Typical applications include LCD displays, digital cameras, cell phones, automotive instrumentation, modems, wireless LANs, network cards, DIMM modules, digital satellite box receivers, set-top boxes and Internet routers.  Catalyst’s Quality Management System is ISO 9001:2000 certified.  For additional information about Catalyst Semiconductor, visit our website at www.catsemi.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding increased product revenues attributable to Catalyst’s expected percentage of  .35 micron products shipped, interest in Catalyst’s Quad Mode™ LED drivers by well-known manufacturers and the decision to produce on the .35 platform moving forward.  These risks and uncertainties, which could cause Catalyst’s results to differ materially from the forward-looking statements and include, without limitation: increased competition in the markets for Catalyst’s products leading to decreased average selling prices; declining growth of the markets for Catalyst’s products; declining market acceptance and demand for Catalyst’s products; potential errors, latent defects, design flaws or other problems with any of Catalyst’s products; volatility in supply and demand for Catalyst’s products, which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity, which are required to meet Catalyst’s financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst’s new products; increased regulatory requirements and costs of compliance; difficulties in implementation of a supply chain management system or failures in, or problems resulting from, Catalyst’s newly-implemented enterprise resource management system; and the other risks detailed from time to time in Catalyst’s Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q.  Catalyst disclaims any obligation to update information contained in any forward looking statement.

 TABLES TO FOLLOW

CATALYST SEMICONDUCTOR, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 29, 2007	April 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$16,626	$7,730
Short-term investments	12,032	21,409
Accounts receivable, net	10,444	9,502
Inventories	11,137	14,262
Other assets	2,845	3,255
Total current assets	53,084	56,158

Property and equipment, net	11,700	9,408
Deferred tax assets	4,376	4,759
Other assets	52	95
Total assets	$69,212	$70,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,690	$7,596
Accrued expenses	2,137	3,002
Deferred gross profit on shipments to distributors	2,130	2,292
Total current liabilities	10,957	12,890

Total stockholders’ equity	58,255	57,530
Total liabilities and stockholders’ equity	$69,212	$70,420

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	April 29, 2007	April 30, 2006	April 29, 2007	April 30, 2006

Net revenues	$18,398	$14,187	$66,350	$60,217

Cost of revenues	12,818	9,241	44,238	36,900
Gross profit	5,580	4,946	22,112	23,317

Operating expenses:
Research and development	2,103	1,783	7,844	7,472
Selling, general and administration	4,001	3,446	15,748	13,445
Income (loss) from operations	(524)	(283)	(1,480)	2,400

Interest income, net	362	337	1,339	1,175
Income before income taxes	(162)	54	(141)	3,575

Income tax provision (benefit)	295	(216)	288	1,019

Net income (loss)	$(457)	$270	$(429)	$2,556

Net income (loss) per share:
Basic	$(0.03)	$0.02	$(0.03)	$0.15

Diluted	$(0.03)	$0.02	$(0.03)	$0.14

Weighted average common shares:
Basic	16,371	16,432	16,341	16,685

Diluted	16,371	17,880	16,341	18,220